Exhibit 10.7

[AGORACOM INVESTOR RELATIONS CORP. LETTERHEAD]

THIS INVESTOR RELATIONS AGREEMENT made as of the 7th day of December 2006,

BETWEEN:

Hi Ho Silver Resources Inc., a company subsisting under the laws of Canada and having its head office at 3045 Southcreek Rd, Suite 15A, Mississauga, Ontario, L4X 2E9

(“Hi Ho”)

AND:

AGORACOM Investor Relations Corp, a company incorporated in the province of Ontario, and having its head office at 505 Consumers Road, Suite 1000, Toronto, Ontario, Canada, M2J 4V8

(“AGORACOM”)

WHEREAS:

A.	HI HO requires the services of a corporation capable of providing Investor Relations services (collectively, the “Services”); and

B. AGORACOM is ready, willing and able to provide the Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein and the sum of $10.00 paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.	CONSULTING SERVICES

1.1.
Subject to the approval of any governing regulatory authority or stock exchange, if required, HI HO shall retain AGORACOM to provide the Services, the particulars of which are set out in section 4 of this Agreement, and AGORACOM shall provide the Services on the terms and conditions of this Agreement. In performing its duties hereunder, AGORACOM shall at all times exercise the standard of care, skill and diligence normally provided in the performance of services similar to that contemplated by this Agreement.

1.2.
AGORACOM shall have no right or authority, express or implied, to commit or otherwise obligate HI HO in any manner whatsoever, except to the extent specifically provided for herein or specifically authorized in writing by HI HO.

2.	TERM

2.1.
The term of this Agreement shall be for 12 months beginning on January 1, 2007 (the “Commencement Date”) and ending on December 31, 2007 and shall continue from month to month thereafter, unless terminated by either AGORACOM or HI HO as set out in Part 7 hereof.

2.2.
HI HO will have one unconditional right to terminate this Agreement upon completion of the first six months of this Agreement via written notice during the period of July 1 - 8 207. In the event of termination by HI HO pursuant to this paragraph, all further monthly fees payable to AGORACOM shall cease and terminate. Vested stock options will not be affected and will expire pursuant to Schedule “C” of this Agreement. All unvested stock options will be deemed vested if the share price of HI HO has appreciated above the strike price set in Schedule “C”.

3.	COMPENSATION

3.1.
As partial compensation for services under this Agreement, AGORACOM shall receive monthly cash compensation in the amount of $CDN 2,000.00 (+ GST). Upon acceptance of this Agreement, HI HO will provide AGORACOM with first and last payments ($CDN 4,000), as well as, post-dated checks for February 1, 2007 and March 1, 2007. Thereafter, at the beginning of each subsequent quarter of this Agreement, HI HO shall provide AGORACOM with three post-dated checks for each respective month.

3.2.
As partial compensation for services under this Agreement, AGORACOM shall receive monthly cash compensation in the amount of $CDN 2,000.00 (+GST), representing fees for managing and executing a Google IR Program for a minimum of three months, the details of which are provided in Schedule "B" of this Agreement. Upon acceptance of this Agreement, HI HO will provide AGORACOM with payment for the entire three months ($CDN 6,000 + GST). Thereafter, if HI HO continues with a Google IR Program for an additional three months, HI HO shall provide payment in full at the beginning of each subsequent quarter.

3.3.
As the final component of compensation, HI HO and AGORACOM shall enter into an agreement in which AGORACOM will be granted the option to purchase common shares of HI HO, the details of which are provided in Schedule "C" of this Agreement. The monthly fees and stock option agreement shall constitute full compensation for AGORACOM.

3.4.	AGORACOM shall absorb all expenses incurred in providing Services to HI HO pursuant to this Agreement.

4.	SERVICES TO BE PROVIDED

4.1.
AGORACOM agrees, at its expense, to effect communications between HI HO and its shareholder base, prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2.
AGORACOM agrees, at its expense, to further provide a Google IR Program intended to precision target small-cap investors for the purposes of generating new shareholder leads and raise awareness amongst prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "B" of this Agreement.

4.3.
In performing the Services under this Agreement, AGORACOM shall comply with all applicable corporate, securities and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange, and, in particular, AGORACOM shall not:

a)	release any financial or other information or data about HI HO, which has not been generally released or promulgated, without the prior approval of HI HO;

b)	conduct any meetings or communicate with financial analysts without informing HI HO in advance of the proposed meeting and the format or agenda of such meeting;

c)
release any information or data about HI HO to any selected or limited person, entity, or group if AGORACOM is aware or ought to be aware that such information or data has not been generally released or promulgated;

d)
after notice by HI HO of the filing of materials for a proposed public offering of securities of HI HO or during any period of restriction on publicity, engage in any public relations efforts not in the normal course without the prior approval of counsel for HI HO and of counsel for the underwriter(s), if any; or

e)	take any action or advise or knowingly permit HI HO to take action, which would violate any applicable securities, laws or rules and regulations issued thereunder.

4.4	AGORACOM shall not release any information or data about HI HO to certain named persons, entities, and corporations, as HI HO may advise from time to time.

5. DUTIES OF COMPANY

5.1.
HI HO shall supply AGORACOM, on a regular and timely basis, with all approved data and information about HI HO, its management, products and operations, and HI HO shall be responsible for advising AGORACOM of any facts which would affect the accuracy of any prior data or information previously supplied to AGORACOM. HI HO will make its best efforts to make officers and executives available for interviews, Q&A sessions and other investor communications. HI HO will use its best efforts to respond to reasonable questions put forth by shareholders and prospective investors.

5.2.	HI HO shall contemporaneously notify AGORACOM of any information or data being supplied to AGORACOM that has not been generally released or promulgated.

5.3.
HI HO shall issue a press release, to be drafted by AGORACOM and approved by HI HO, announcing the Investor Relations agreement, as well as, include AGORACOM contact information and instructions for investors to utilize the HI HO IR HUB within every subsequent press release.

6.	REPRESENTATIONS AND WARRANTIES

AGORACOM represents and warrants to, and covenants with, HI HO as follows:

(a)
AGORACOM and its agents, employees and consultants, will comply with all applicable corporate and securities laws and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange;

(b)	AGORACOM will, and will cause its employees, agents and consultants to, act at all times in the best interests of HI HO;

(c)	AGORACOM has not been subject to any sanctions or administrative proceedings by any securities regulatory authority;

(d)	this Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding obligation of AGORACOM, enforceable against it in accordance with its terms; and

(e)
all of AGORACOM’s trades in securities of HI HO shall be full compliance with all legal requirements and AGORACOM shall not undertake any trades based on insider information. Any securities transactions undertaken by AGORACOM shall be for its own account.

7.	TERMINATION

7.1.	It is an event of default ("Event of Default") if a party (the "Defaulting Party") (the other party being the "Non-Defaulting Party"):

(a)
commits a breach of any representation, warranty or covenant on the part of the Defaulting Party where such breach continues for 10 days after the Non-Defaulting Party has demanded that such breach be cured;

(b)
materially breaches any term of this Agreement, which would include a failure by AGORACOM to perform services as outlined in Schedule “C” for a period of 30 days or a failure by HI HO to make payment for 60 days, and such breach continues for 10 days after the Non-Defaulting Party has demanded that such breach be cured;

(c)
becomes bankrupt, commits an act of bankruptcy, files for any form of bankruptcy or creditor protection, is adjudicated bankrupt, makes a proposal to its creditors, has a receiver or a receiver-manager of its assets appointed, or otherwise seeks any form of bankruptcy or creditor protection; or

(d)	fails to take reasonable action to prevent or defend any action or proceeding in relation to the seizure, execution or attachment of any of such Defaulting Party's assets.

7.2.
In the event of termination by HI HO pursuant to paragraph 7.1 or paragraph 7.3, all amounts otherwise payable to AGORACOM pursuant to the terms of section 3 shall cease and terminate, including unvested stock options, and AGORACOM will return all material provided by HI HO.

7.3.	Prior to the expiration of its term, this Agreement may be terminated:

(a) by the Non-Defaulting Party at any time upon the occurrence of an Event of Default upon written notice to the Defaulting Party setting forth:

(i) the Event of Default; and

(ii) the effective date of termination; or

7.4.
In the event of termination by AGORACOM pursuant to paragraph 7.1 or paragraph 7.3, or termination of this agreement by HI HO without cause, all amounts payable to AGORACOM for the remaining and complete term of this agreement, pursuant to the terms of Section 3, shall become immediately due and payable and AGORACOM will return all material provided by HI HO. In addition, all stock options granted pursuant to the terms of Section 3 shall not be affected.

8.	NOTICE

8.1.
Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimiled or delivered to the address of the other party as set forth on page one of this Agreement, or as later amended by either party from time to time in writing.

8.2.	Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.

9.	GENERAL

9.1.	All references to currency herein are to currency of Canada.

9.2.	The rights and interests of the parties under this Agreement are not assignable.

9.3.	Time is of the essence of this Agreement.

9.4.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and permitted assigns.

9.5.
If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6.
The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

9.7.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

9.8.
AGORACOM is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

9.9.	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.10.
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

9.11.
This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.

9.12.
This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified, nor may any provisions hereof by waived, except in writing, duly executed by each party potentially adversely affected by any modification, and by each party waiving any rights hereunder.

9.13.
AGORACOM agrees to utilize all information received from HI HO only as contemplated herein, to treat all confidential information received from HI HO in a strictly confidential manner and agrees that all confidential information will not be disseminated publicly or provided to any third party without HI HO’s written consent, unless otherwise required by law.

9.14.
AGORACOM agrees to promptly indemnify and hold harmless HI HO and its officers, directors, agents, employees and controlling persons (if any) against any losses, claims, damages or liabilities (including, without limitation, court costs and reasonable attorneys fees) to which HI HO and its officers, directors, agents, employees and controlling persons may become subject, caused as a result of:

(a)	any breach by AGORACOM (or its officers, directors, agents, and employees) of the terms of this Agreement and/or any other agreement or document referenced herein;

(b)
any untrue statement of a material fact, or an omission of a material fact, or any other violation of applicable securities or other laws, rules or regulations, for which AGORACOM (or its officers, directors, agents, and employees) is responsible; or

(c)	for any negligence or bad faith of AGORACOM (or its officers, directors, agents, and employees) in performing its services;

and shall promptly reimburse HI HO for any legal or other expenses reasonably incurred by HI HO in connection with investigating or defending any action or claim in connection therewith.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

Hi Ho Silver Resources Inc.

/s/ Signed	President
Authorized Signatory	Position

AGORACOM Investor Relations Corp.

/s/ Signed
George Tsiolis, President

SCHEDULE "A"

LEAD GENERATION AND AWARENESS

-	12 months of AOL and Yahoo Small Cap Show
-	2 CEO Interviews
-	2 Feature Webcasts
-	2 Feature Company Spots on AOL, Blackberry and Yahoo Small Cap Centres
-	4 AGORACOM E-Mail Bulletins
-	4-8 Presidents Messages
-	12 months of AGORACOM MarketPlace
-	12 months of AOL, Blackberry and Yahoo Small Cap Centre Headlines
-	12 months of AGORACOMCOM Front Page Headlines

DAILY IR MANAGEMENT AND EXECUTION

Customized and Monitored IR Hub - AGORACOM will create a customized and monitored IR HUB for the purposes of communicating with current and prospective investors. The HI HO IR HUB will also contain a broker fact sheet, complete company profile, HI HO logo, executive address with a HI HO executive, stock chart, delayed quote and e-mail registration for investors and prospective investors.

Strategy - AGORACOM will formulate and execute a complete IR strategy in 3-month increments over the next 12 months.

Complete Document Creation and Delivery - AGORACOM will publish all investor related documents including press releases, corporate updates, interviews, question and answer (Q&A's) and media advisories created by your current IR team. Destinations include your IR HUB, AGORACOM Front-Page, Yahoo Finance, AOL Finance and every Blackberry device on the planet

Shareholder Communications and Database Management - AGORACOM will facilitate all daily and regular communications with existing and potential shareholders including questions, requests for information and other relevant queries via e-mail and your IR HUB. All responses will come from your current IR team. In addition, AGORACOM will manage and update your shareholder database on a daily basis, add contacts, delete contacts, track delivery results and manage soft and hard e-mail bounces to insure an up to date and robust database.

Generate and Deliver Proactive Communications - Developments with respect to the company, its industry, competitors and related products will serve as the basis for proactive communications with current and prospective investors. AGORACOM will produce and deliver proactive communications in 10 -14 day intervals.

_____________	_____________
Initials	Initials
Hi Ho Silver Resources Inc.	AGORACOM Investor Relations

SCHEDULE "B"
GOOGLE IR PROGRAM

Your Google IR Campaign will include the following:

•	20 keywords (minimum)
•	3 text advertisements, 2 banner advertisements
•	1 customized landing page

Marketing Channels

Google AdWords Network
o	Targeted and Contextual Ads
▪	Banner Ads On Tier-1 financial websites

•	AGORACOM.com (No Charges Incurred For Click-Throughs)
o	Marketplace (Master Listing)
o	Marketplace (Sector Specific Listing)
o	Front Page Headlines
o	Front Page Featured Company
o	Customized and Monitored IR HUB (Client To Answer All Investor Questions)

•	AGORACOM Promotional Network (No Charges Incurred For Click-Throughs)
o	SkyHighStocks.com
o	UpSwingStocks.com
o	SmallCapArena.com

Supporting Collateral Information

AGORACOM will build a customized landing page consisting of the following:

•	Logo (To be provided by client)
•	150-250 word concise overview
•	3-5 bullet point highlights
•	E-Mail Capture Box
•	1 Yahoo Small Cap Show Interview Per Quarter
•	1 Executive Address Per Quarter
•	1 CEO Interview Per Quarter
•	Link To IR HUB, Website, Chart and Quote

SCHEDULE "C"

Hi Ho Silver Resources Inc. grants AGORACOM the option to purchase 250,000 common shares at $CDN 1.05, representing the close of trading on December 6, 2006. Number of options is calculated as follows:

The greater of 250,000 or 0.5% of the fully-diluted outstanding share amount, which stood at approximately 16,000,000 as of the date of this Agreement.

The options will vest in equal quarterly amounts and stages over the next 12 months. However, AGORACOM has elected not to exercise any such options until after the first 12 months of service. AGORACOM will have the right to exercise vested options early if HI HO is acquired, experiences a material change in control, or pursuant to any applicable termination clauses as outlined in sections 2 and 7 of this Agreement and AGORACOM is the Non-Defaulting Party.

VESTING AND EXERCISE SCHEDULE

AMOUNT	PRICE	VESTING DATE	FIRST EXERCISE DATE	EXPIRATION

62,500	$CDN 1.05	APR 1, 2007	JAN 1, 2008	JAN 1, 2010

62,500	$CDN 1.05	JUL 1, 2007	JAN 1, 2008	JAN 1, 2010

62,500	$CDN 1.05	OCT 1, 2007	JAN 1, 2008	JAN 1, 2010

62,500	$CDN 1.05	JAN 1, 2008	JAN 1, 2008	JAN 1, 2010

All options granted shall be subject to the terms and conditions of a stock option agreement to be entered into between AGORACOM and HI HO.

Hi Ho Silver Resources Inc.

Authorized Signatory	Position

AGORACOM Investor Relations Corp.

George Tsiolis, President